Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2008

MICRONETICS REPORTS A 60% INCREASE IN QUARTERLY REVENUE FOR Q3 FY2008

Hudson, NH — (BUSINESS WIRE) – February 13, 2008 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its third quarter (Q3 FY2008) and nine months ended December 31, 2007, which include the results of MICA Microwave Corporation (“MICA”) from the acquisition date of June 5, 2007.

Net sales for Q3 FY2008 were $8.8 million, an increase of 60% or $3.3 million compared to $5.5 million for Q3 FY2007. Included in Q3 FY2008 was $1.3 million in net sales attributable to MICA. The increase in net sales for Q3 FY2008 resulted from an increase in net sales of high performance power amplifiers, as well as an increase in net sales of components used in electronic jamming systems, and from the net sales associated with MICA. For Q3 FY2008 the Company reported net income of $556,033 or $0.11 per diluted share, as compared to net income of $111,104 or $0.02 per diluted share for Q3 FY2007.

Net sales for the nine months ended December 31, 2007 were $24.9 million, an increase of 43% or $7.5 million compared to $17.4 million for the nine months ended December 31, 2006. Included in the period was $3.2 million in net sales attributable to MICA. The increase in net sales for the nine months ended December 31, 2007 resulted from an increase in net sales of high performance power amplifiers to the commercial market of $3.5 million, as well as an increase in net sales of components used in electronic jamming systems of $.9 million, and from the net sales associated with MICA. For the nine months ended December 31, 2007 the Company reported net income of $1,359,286 or $0.28 per diluted share, as compared to net income of $700,656 or $0.15 per diluted share for the nine months ended December 31, 2006.

Backlog at December 31, 2007 was $15.7 million, as compared to backlog of $15.9 million at September 30, 2007. Bookings during Q3 FY2008 were $8.6 million, as compared to $6.5 million in Q2 FY2008.

David Robbins, Micronetics’ President and CEO stated, “The pipeline of opportunities in two of our growth business segments, jamming devices for military and in-flight broadband communications, is increasing as expected and is validated by our recent booking announcements. Additionally, we have completed the initial integration of MICA, and we have shifted our focus to increasing operating efficiencies and expect to see improvement in FY2009. I am pleased with MICA’s bookings and new business opportunities especially in the satellite space marketplace. We continue to invest in R&D and manufacturing capacity in an effort to continue to meet our customers’ demands and expectations.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2007 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended December 31,
	2007	2006

Net sales	8,828	5,510

Gross profit	3,625	2,137

Research and development	289	180

Selling, general and Administrative expenses	1,987	1,445

Amortization of intangibles	183	178

Other (expense)	(169)	(39)

Income before income taxes	997	295

Provision for income taxes	441	184

Net income	556	111

Net income per common share:
Basic	0.11	0.02
Diluted	0.11	0.02

Weighted average shares
Basic	4,988	4,642
Diluted	4,994	4,715

INCOME STATEMENT DATA

($000s omitted except per share data)

	Nine Months Ended December 31,
	2007	2006

Net sales	24,902	17,378

Gross profit	9,670	6,920

Research and development	601	592

Selling, general and Administrative expenses	5,617	4,281

Amortization of intangibles	550	535

Other (expense)	(409)	(147)

Income before income taxes	2,493	1,365

Provision for income taxes	1,134	664

Net income	1,359	701

Net income per common share:
Basic	0.28	0.15
Diluted	0.28	0.15

Weighted average shares
Basic	4,912	4,632
Diluted	4,937	4,827

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 131